EXHIBIT 99.1

                  U.S. FEDERAL TRADE COMMISSION APPROVES MERGER
                  ---------------------------------------------
                              OF CHEVRON AND TEXACO
                              ---------------------

FOR IMMEDIATE RELEASE:  FRIDAY, SEPTEMBER 07, 2001.
--------------------------------------------------

          SAN FRANCISCO, Calif. and WHITE PLAINS, N.Y. (Sept. 7, 2001) -- Chevron Corp. and Texaco Inc. today confirmed that the U.S. Federal Trade Commission (FTC) has approved a consent order that will allow the two companies to complete their previously announced merger.
          The new company, ChevronTexaco Corporation, will rank among the world's largest energy companies and will be highly competitive across all energy sectors.
          Separately, the companies have negotiated a consent decree with the attorneys general of 12 U.S. states. In addition, the companies have obtained necessary regulatory approvals from the European Union and several countries where the two companies have major operations.
          "Today marks a critically important milestone as we move to establish a premier energy company with the world-class assets, talent, financial strength and technology to achieve superior results," said Chevron Chairman and CEO David
J. O'Reilly, who will lead the new company in the same capacity.
          "Our integration planning since announcing the merger last October has gone exceptionally well. Upon receiving stockholder approval, we will be ready to start operating effectively as one company."
          Texaco Chairman and CEO Glenn F. Tilton said, "The new ChevronTexaco will bring together two great companies with long histories of success and innovation to tackle the new challenges we face in meeting the energy needs of our customers and partners.
          "We are fully prepared to comply with all of the conditions of the consent order and look forward to completing the merger and creating a great new energy company," added Tilton, who, along with Richard H. Matzke, vice chairman of Chevron, will serve as vice chairman of ChevronTexaco.
         Chevron and Texaco will satisfy the following conditions listed in the consent order to complete the merger:

                                    - more -

o Texaco will divest its interests in the U.S. downstream joint ventures Motiva Enterprises LLC and Equilon Enterprises LLC. If Texaco is not able to complete a sale of its interest in Motiva to Shell and Saudi Refining, Inc., and its interest in Equilon to Shell prior to the merger, it will place the stock of the Texaco subsidiaries that hold those interests in a Divestiture Trust just prior to merger close for sale within eight months of the merger date.

o Subject to certain conditions, Texaco will extend its license of the Texaco brand to Equilon and Motiva on an exclusive basis until June 30, 2003, and on a non-exclusive basis until June 30, 2006.

o ChevronTexaco will divest Texaco's interest in the Discovery Pipeline System within six months of the merger date, and Texaco will resign as operator of the System.

o        ChevronTexaco   will   divest  Texaco's   interest  in  the  Enterprise
         Fractionating Plant in Mont Belvieu, Texas, within six months of the merger date.

o        Texaco will divest a portion of its U.S. general aviation business.

          Chevron and Texaco will seek approval of the merger by their respective stockholders at separate stockholder meetings scheduled for Oct. 9 in Houston, Texas.
          The merger joins two leading energy companies and long-time partners. The new company will have world-class upstream positions in reserves, production and exploration opportunities; an integrated, worldwide refining and marketing business; a global chemicals business; expanded growth platforms in natural gas and power; and industry-leading skills in technology innovation.
          ChevronTexaco will have a combined enterprise market value of more than $100 billion, assets of $83 billion, net proved reserves of 11.5 billion barrels of oil equivalent (BOE), daily production of 2.7 million BOE and operations throughout the world. In the United States, ChevronTexaco will be the third-largest producer of oil and gas. Its Chevron, Texaco and Caltex petroleum products will be marketed in 180 countries. (Caltex is a 50-50 refining and marketing joint venture started by Chevron and Texaco in 1936, operating in Asia, Africa and the Middle East.)
          In the merger, Texaco stockholders will receive .77 shares of ChevronTexaco common stock for each share of Texaco common stock they own, and Chevron stockholders will retain their existing shares.

                                    - more -

          The FTC review process was triggered by the filing last year of notice
and  information  about  the  merger  under  the   Hart-Scott-Rodino   Antitrust
Improvements Act. - xxx -

CONTACT:              Texaco:         Paul Weeditz          914-253-7745
                      Chevron:        Fred Gorell           415-894-4443


Private Securities Litigation Reform Act Safe Harbor Statement

Except for the historical and present factual information contained herein, the matters set forth in this press release, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "anticipates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Chevron's and Texaco's reports filed with the SEC.

Additional Information

Chevron has filed a Registration Statement on Form S-4 with the SEC and Texaco has filed a Definitive Proxy Statement on Schedule 14A with the SEC. These filings contain a definitive joint proxy statement/prospectus regarding the proposed merger transaction. Investors are urged to read this joint proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. The joint proxy statement/prospectus is being sent to the stockholders of Chevron and Texaco seeking their approval of the proposed transaction. In addition, you may obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by Chevron free of charge by requesting them in writing from Chevron Corporation, 575 Market Street, San Francisco, CA 94105,
Attention: Corporate Secretary, or by telephone at (415) 894-7700. You may obtain documents filed with the SEC by Texaco free of charge by requesting them in writing from Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650, Attention: Secretary, or by telephone at (914) 253-4000.

Chevron and Texaco, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Chevron and Texaco in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron's 2001 annual meeting of stockholders. Information about the directors and executive officers of Texaco and their ownership of Texaco stock is set forth in Texaco's Annual Report on Form 10-K for the year ended December 31, 2000. Investors may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus.